                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE

       VALUEVISION MEDIA NAMES NEW MERCHANDISING AND PRODUCTION EXECUTIVES Brenda Boehler and Scott Danielson join ShopNBC Television Shopping Network

MINNEAPOLIS, MN -- FEBRUARY 3, 2004 -- ValueVision Media (NASDAQ: VVTV) today announced that it has named Brenda Boehler as executive vice president of merchandising and Scott Danielson as executive vice president and executive producer, both reporting to William Lansing, president and CEO.

Ms. Boehler joins ValueVision with more than 16 years of merchandising, direct marketing, and e-commerce experience. She served as senior vice president of merchandising at Fingerhut Companies, a leading catalog and Internet retailer. More recently, Ms. Boehler was in product development and design at Target Corporation. She began her merchandising career at CVN Companies, a television home shopping business that was merged into QVC.

Mr. Danielson comes to ValueVision with more than 18 years of experience in developing, producing, and marketing consumer products and services for companies such as AOL, ESPN, TNT, and HBO. During his Emmy award-winning career, he served as president and CEO of PlanetClick, vice president and head of product design for America Online, senior vice president and general manager at Prodigy, and cofounder and managing partner of PMcD Design.

"I am very pleased to have both Brenda and Scott join ValueVision and our senior management team," said Lansing. "They are both highly accomplished professionals in their fields, and we are excited about what they'll bring to ShopNBC."

Liz Byerly Haesler, executive vice president of TV and internet sales, has left the company to pursue other opportunities. "We appreciate Liz's contributions to ValueVision and we wish her the very best going forward," said Lansing.

This release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are accordingly subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable distribution for the Company's programming and the fees associated therewith; the success of the Company's e-commerce initiatives; the success of its strategic alliances and relationships; the ability of the Company to manage its operating expenses successfully; risks associated with acquisitions; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the Company's operations; and the ability of the Company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

ValueVision Media operates in the converged world of television and e-commerce. The live home shopping industry, the majority of ValueVision's business, is $7 billion and growing at a double digit rate annually while the attendant e-commerce space is many times that size and also growing substantially. The Company owns and operates the nation's third largest home shopping network, ShopNBC, with fiscal 2002 sales of $555 million. At the close of fiscal 2002, ShopNBC was broadcast into approximately 55 million cable and satellite homes. The Company also operates ShopNBC.com, which contributed $94 million in sales in fiscal 2002. In addition, the Company operates wholly owned subsidiary FanBuzz, a leading provider of e-commerce solutions to sports, entertainment, and media brands, such as the National Hockey League, The Weather Channel, and ESPN.
GE Equity and NBC own approximately 40% of ValueVision Media. For more information, please visit the Company's website at www.valuevisionmedia.com.



                                       ###